January 16, 2025

iQSTEL Inc.

300 Aragon Avenue, Suite 375

Coral Gables, FL 33134

Re: IQSTEL Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel iQSTEL Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 15,000,000 shares of the Company’s common stock issuable upon the exercise of a six month option dated January 14, 2025 (the “Option”), which has an exercise price per share of the common stock under the Option of 70% of the VWAP of the common stock during the then 10 Trading Days immediately preceding, but not including the date of exercise. (the “Resale Shares”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.    In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, and assuming that the Option is exercised into shares of common stock pursuant to the terms of such Option, the Resale Shares to be issued will be validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ The Doney Law Firm